Daniel Osborne Appointed as Director of New York Mortgage Trust

NEW YORK, NY – January 12, 2010 - New York Mortgage Trust, Inc. (the “Company”) (NASDAQ: NYMT) today announced that the Company’s Board of Directors (the “Board”), on the recommendation of the Nominating and Corporate Governance Committee of the Board, unanimously approved the appointment of Daniel Osborne to the Board and to each of the Audit, Compensation and Nominating and Corporate Governance Committees of the Board, effective immediately, to serve until the 2010 annual meeting of stockholders and until his successor is duly elected and qualified. Mr. Osborne will serve as the Chairman of the Audit Committee. With Mr. Osborne’s appointment, the Board concluded a six-month search by the Company for a director to serve as Chairman of the Audit Committee and as “audit committee financial expert.” The Company has determined that Mr. Osborne qualifies as independent in accordance with Nasdaq’s listing requirements and the Company’s Corporate Governance Guidelines.

Mr. Osborne is the Managing Member of Vantage Pointe Capital, LLC, an investment advisory firm that serves as the general partner of Vantage Pointe Capital Partners LP, and provides research and other services to various private investment funds. Prior to founding Vantage Pointe Capital, LLC in 2003, Mr. Osborne was a co-founder of Apex Mortgage Capital, Inc. He was Apex Mortgage Capital’s Chief Operating Officer and Chief Financial Officer from September 1997 to September 2001. In addition, from July 1994 to December 2001, Mr. Osborne was a Managing Director of Trust Company of The West.  Mr. Osborne is currently a director of Dynex Capital, Inc., where he serves as chairman of its audit committee.  Mr. Osborne began his career with Deloitte & Touche, LLP and holds a B.S. degree in accounting from Arizona State University.

The Company also announced today that it received a Nasdaq staff deficiency letter dated January 6, 2010 notifying the Company that effective with the vacancy created by the resignation of Steven M. Abreu as a director on December 21, 2009, the Company did not comply with Nasdaq Listing Rule 5605, which requires companies to have a majority of independent directors and requires a company’s audit committee to have at least three independent directors. Consistent with Listing Rules 5605(b)(1) and Rule 5605(c)(4)(a), Nasdaq provided the Company a cure period in order to regain compliance until the earlier of the Company’s next annual shareholders’ meeting or December 21, 2010.  As a result of Mr. Osborne’s appointment to the Board and the Audit Committee, the Company believes that it has regained compliance with Nasdaq’s independent director and audit committee requirements as set forth in Listing Rule 5605. The Company notified Nasdaq earlier today of Mr. Osborne’s appointment to the Board and each of the Board’s committees.

This press release contains “forward-looking statements” within the meaning of federal securities law. You should exercise caution in interpreting and relying on forward-looking statements because they involve known and unknown risks, uncertainties and other factors which are, in some cases, beyond the Company’s control. The Company assumes no responsibility to issue updates to the forward-looking matters discussed in this press release.

About New York Mortgage Trust
New York Mortgage Trust, Inc. is a self-advised real estate investment trust (REIT) that invests primarily in real estate-related assets, including mortgage-backed securities (“RMBS”) issued by Fannie Mae or Freddie Mac (each an “Agency”) and high credit quality residential adjustable rate mortgage (“ARM”) loans, and to a lesser extent, in certain alternative real-estate related and financial assets. As a REIT, the Company is not subject to federal income tax, provided that it distributes at least 90% of its REIT income to stockholders.

For Further Information

AT THE COMPANY	AT FINANCIAL RELATIONS BOARD

Steven R. Mumma, CEO, President,	Joe Calabrese (General) 212-827-3772
Chief Financial Officer	Scott Eckstein (Analysts) 212-827-3776
Phone:  212-792-0107
Email: smumma@nymtrust.com